Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI Announces Operations Management Changes

Pittsburgh, PA, September 19, 2013 – Allegheny Technologies Incorporated (NYSE:ATI) announced today that John D. Sims has been named Executive Vice President, High Performance Forgings and Castings, Primary Titanium Operations, and Engineered Alloys. Mr. Sims has also been named President of our ATI Ladish business unit. Mr. Sims continues to report to Rich Harshman, ATI’s Chairman, President and Chief Executive Officer. Gary J. Vroman, previously responsible for ATI Ladish, announced his plans to retire effective December 31, 2013. Until his retirement, Mr. Vroman will be a Special Advisor reporting to Mr. Harshman.

“John Sims is well-qualified to take on the additional responsibility for ATI’s high performance forgings and castings business,” said Rich Harshman. “John brings a deep knowledge of and experience in our high performance titanium alloys, nickel-based alloys and superalloys operations. This experience and knowledge base is combined with John’s strong technical background and his established track record of strategy development and execution. John will bring a strong focus on lean manufacturing and operational excellence as we accelerate the pace of progress to enhance the technology leadership and competitive position of our high performance forgings and castings business.”

Mr. Harshman continued, “I would like to thank Gary Vroman for his more than 30 years of contributions and leadership that helped make ATI Ladish a technology leader in high performance forgings and castings. Gary’s support and efforts were critical to the successful integration of ATI Ladish upon the completion of ATI’s acquisition of Ladish in May 2011. We wish Gary well in his future endeavors.”

Mr. Sims will remain responsible for ATI’s tungsten materials business until the completion of the sale of the business. On September 16, 2013, ATI announced that it had reached an agreement to sell its tungsten materials business to Kennametal Inc. The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to be completed during the fourth quarter 2013. In addition, ATI Portland Forge, which has been reported in ATI’s Engineered Products segment, is being integrated into ATI Ladish to improve operating and manufacturing efficiencies. As a result, beginning with the third quarter 2013 earnings results, ATI Portland Forge will be included in ATI’s High Performance Metals segment results.

John Sims joined ATI in 1996 as a product metallurgist at our continuous bar and rod mill operations in Richburg, SC. He advanced through a variety of technical and operational responsibilities at ATI Allvac, including being named Vice President, Operations for ATI Allvac in 2002. In 2011, Mr. Sims was named Executive Vice President, ATI Primary Metals and Exotic Alloys and President, ATI Wah Chang. In February 2013, he was named Executive Vice President, Primary Titanium Operations, and Engineered Alloys and Products. Prior to joining ATI, Mr. Sims served in a variety of operational and staff assignments during a 14-year career in the United States Navy. He earned a B.S. Mechanical Engineering degree from the University of Florida, and a M.S. Mechanical/Materials Engineering degree from the Naval Post Graduate School.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.6 billion for the twelve months ending June 30, 2013. ATI has approximately 10,900 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, construction and mining, and machine and cutting tools. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, engineered forgings and castings, zirconium, hafnium, and niobium alloys, grain-oriented electrical steel, stainless and specialty steels, and tungsten materials. The ATI website is www.ATImetals.com.